The Prudential Series Fund
For the period ended 6/30/08
File number 811-03623


                          Exhibit 77-N

      Actions required to be reported pursuant to Rule 2a-7


On March 20, 2008, the Fund mentioned above purchased commercial paper for Consolidated Edison Company of New York maturing on March 24, 2008. On March 24, 2008, Fitch downgraded Consolidated Edison Company of New York short-term rating from F-1 to F-2.







L:\MFApps\CLUSTER 5\SERIES FUND\N-SARS\2008\Exhibit 77-N Semi.doc